Exhibit 10.3

CHIEF OPERATING OFFICER

Effective: January 1, 2011

CHIEF OPERATING OFFICER

PURPOSE:  To define the compensation plan for the CHIEF OPERATING OFFICER.

SCOPE: Perma-Fix Environmental Services, Inc.

POLICY:  The Compensation Plan is designed to retain, motivate and reward the incumbent to support and achieve the business, operating and financial objectives of Perma-Fix Environmental Services, Inc. (the “Company”).

BASE SALARY:  The Base Salary indicated below is paid in equal periodic installments per the regularly scheduled payroll.

PERFORMANCE INCENTIVE COMPENSATION: Performance Incentive Compensation is available based on the Company’s financial results noted in Schedule A.  Effective date of plan is January 1, 2011.  Since COO will be starting subsequent to that date, compensation will be on a pro-rata basis with date of hire.  Performance incentive compensation will be paid on or about 90 days after year-end, or sooner, based on final Form 10-K financial statement.

SEPARATION:  Upon voluntary or involuntary separation from the Company the employee will be paid the base salary due to the last day of employment.  If employment is separated prior to the annual incentive compensation payment period as noted above, no incentive compensation is due to the incumbent.

ACKNOWLEDGEMENT:  Payment of Performance Incentive Compensation of any type will be forfeited, unless the Human Resources Department has received a signed acknowledgement of receipt of the Compensation Plan prior to the applicable payment date.

INTERPRETATIONS:  The Compensation Committee of the Board of Directors retains the right to modify, change or terminate the Compensation Plan at any time and for any reason.  It also reserves the right to determine the final interpretation of any provision contained in the Compensation Plan and it reserves the right to modify or change the Revenue and Net Income Targets as defined herein in the event of the sale or disposition of any of the assets of the Company.  While the plan is intended to represent all situations and circumstances, some issues may not easily be addressed.  The Compensation Committee will endeavor to review all standard and non-standard issues related to the Compensation Plan and will provide quick interpretations that are in the best interest of the Company, its shareholders and the incumbent.

CHIEF OPERATING OFFICER

Base Pay and Performance Incentive Compensation Targets

The compensation for the below named individual as follows:

Annualized Base Pay:	$245,000
Performance Incentive Compensation Target (at 100% of Plan):	$122,500
Total Annual Target Compensation (at 100% of Plan):	$367,500

The Performance Incentive Compensation Target is based on the schedule A below.

		Performance Target Thresholds
	Weights	85-100%	101-120%	121-130%	131-140%	141-150%	151-160%	161%+

Revenue	15%	18,375	22,050	23,891	25,800	27,561	29,400	32,156

Net Income	55%	67,375	80,850	87,591	94,329	101,061	107,800	117,906

Health & Safety	15%	18,375	22,050	23,891	25,800	27,561	29,400	32,156

Permit & License Violations	15%	18,375	22,050	23,891	25,800	27,561	29,400	32,156

Unbilled Receivables	* If criteria (Item #5) for reducing uniblled AR are not met bonus will be reduced by 15%.

		122,500	147,000	159,264	171,729	183,744	196,000	214,374

1)
Revenue is defined as the total consolidated third party top line revenue from continuing operations as publicly reported in the Company’s financial statements.  The percentage achieved is determined by comparing the actual consolidated revenue from continuing operations to the Board approved Revenue Target from continuing operations, which is $99,993,000.  The Board reserves the right to modify or change the Revenue Targets as defined herein in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.

2)
Net Income is defined as the total consolidated pre-tax net income from continuing operations as publicly reported in the Company’s financial statements.  The net income will include all subsidiaries, corporate charges, and dividends from continuing operations.  The percentage achieved is determined by comparing the actual net income to the Board approved Net Income Target, which is $6,269,000.  The Board reserves the right to make adjustments to Net Income Target so as not to penalize the employee for actions in the current year which will contribute to net income in future years and it reserves the right to modify or change the Net Income Targets as defined herein in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.  The Board further reserves the right to adjust Net Income Target to reflect charges resulting from the vesting of incentive stock options.

3)
The Health and Safety Incentive target is based upon the actual number of Worker’s Compensation Lost Time Accidents, as provided by the Company’s Worker’s Compensation carrier.  The Corporate Treasurer will submit a report on a quarterly basis documenting and confirming the number of Worker’s Compensation Lost Time Accidents, supported by the AIG Worker’s Compensation Loss Report.  Such claims will be identified on the loss report as “indemnity claims.”  The following number of Worker’s Compensation Lost Time Accidents and corresponding Performance Target Thresholds has been established for the annual Incentive Compensation Plan calculation for 2011.

Work Comp. Claim Number	Performance Target
7	85% - 100%
6	101% - 120%
5	121% - 130%
4	131% - 140%
3	141% - 150%
2	151% - 160%
1	161% Plus

4)
Permits or License Violations incentive is earned/determined according to the scale set forth below:  An “official notice of non-compliance” is defined as an official communication from a local, state, or federal regulatory authority alleging one or more violations of an otherwise applicable Environmental, Health or Safety requirement or permit provision, which results in a facility’s implementation of corrective action(s).

Permit and License Violations	Performance Target
7	85% - 100%
6	101% - 120%
5	121% - 130%
4	131% - 140%
3	141% - 150%
2	151% - 160%
1	161% Plus

5)
Unbilled trade receivables is the amount of unbilled reported per 10Q or 10K combining both the long term and current portion of unbilled.    Unbilled trade receivable balances older than 12/31/08, should be reduced by $2.987 million from $3,318,000 as of 12/31/10 to $331,000 by 12/31/11.

6)	No performance incentive compensation will be payable for achieving the health and safety and permit and license violation targets unless a minimum of 70% of the Net Income Target is achieved.

Performance Incentive Compensation Payment

Effective date of plan is January 1, 2011.  The compensation payment will be paid on a pro-rata basis based on date of hire in 2011. Performance incentive compensation will be paid on or about 90 days after year-end, or sooner, based on final Form 10-K financial statement.

ACKNOWLEDGMENT:

I acknowledge receipt of the aforementioned Chief Operating Officer 2011 - Compensation Plan.  I have read and understand and accept employment under the terms and conditions set forth therein.

To be signed upon employment with Company
/S/ James A. Blankenhorn	Date

/s/Mark Zwecker	3/22/2011
/S/ Board of Directors	Date